Exhibit 99.1

Press Release

Hertz Announces Pricing of $500 Million of Additional First Lien Senior Secured Notes Offering

ESTERO, Fla., December 5, 2024 -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) (“Hertz” or the “Company”), a leading global rental car company, today announced that its wholly-owned indirect subsidiary, The Hertz Corporation (“Hertz Corp.”), has priced $500 million in aggregate principal amount of additional 12.625% First Lien Senior Secured Notes due 2029 (the “Notes”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will constitute a further issuance of Hertz Corp.’s 12.625% First Lien Senior Secured Notes due 2029, which were issued on June 28, 2024 (the “Existing Notes”). The Notes will have identical terms and conditions (other than the issue date and issue price) as the Existing Notes. Upon completion of the offering, Hertz Corp. will have $1.25 billion in aggregate principal amount of 12.625% First Lien Senior Secured Notes due 2029 outstanding. The offering is expected to close on or about December 12, 2024, subject to customary closing conditions.

Hertz Corp. intends to use the net proceeds from the issuance of the Notes to repay outstanding borrowings under its revolving credit facility and to pay the consent fees and other expenses associated with concurrent consent solicitations to amend the terms of the indentures governing the Notes and the Company's 8.000% Exchangeable Senior Second-Lien PIK Notes due 2029.

The Notes will be issued at 107.732%, plus pre-issuance accrued interest from and including June 28, 2024. The Notes will bear interest at a rate of 12.625% per annum payable semi-annually in cash in arrears on January 15 and July 15 of each year, beginning on January 15, 2025, and will mature on July 15, 2029.

The Notes will be guaranteed by the Company, Rental Car Intermediate Holdings, LLC, Hertz Corp.’s direct parent company, and each of Hertz Corp.’s existing domestic subsidiaries and future restricted subsidiaries that guarantees indebtedness under Hertz Corp.’s first lien credit facilities or certain other indebtedness for borrowed money. The Notes and the related guarantees (other than the guarantee by the Company) will be secured (subject to certain exceptions and permitted liens) on a first-lien basis by the same assets (other than certain excluded property) that secure indebtedness under Hertz Corp.’s first lien credit facilities and therefore will be effectively pari passu with indebtedness under Hertz Corp.’s first lien credit facilities and its existing 12.625% First Lien Senior Secured Notes due 2029.

The Notes and the guarantees of the Notes were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes and the guarantees of the Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and the securities laws of any other jurisdiction.

This press release is not an offer to sell or purchase, or a solicitation of an offer to sell or purchase, the Notes or the guarantees of the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation owns and operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Words such as “expect,” “will” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our positioning, strategy, vision, forward looking investments, conditions in the travel industry, our financial and operational condition, our sources of liquidity, the offering, the anticipated completion and timing of the offering and Hertz Corp.’s expected use of proceeds from the offering. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including risks and uncertainties related to completion of the offering on the anticipated terms or at all, market conditions (including market interest rates) and the satisfaction of customary closing conditions related to the offering, unanticipated uses of capital and those in our risk factors that we identify in the offering memorandum for this offering and our most recent annual report on Form 10-K for the year ended December 31, 2023, as filed with the U.S. Securities and Exchange Commission on February 12, 2024, and any updates thereto in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

Contact

Hertz Investor Relations: investorrelations@hertz.com, Hertz Media Relations: Mediarelations@hertz.com

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